Exhibit 99.1

GILLA FILES APPLICATION FOR CANADIAN LISTING

TORONTO, CANADA – (June 29, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, announced today that the Company has applied to list its shares of common stock on the Canadian Securities Exchange (the “CSE”). In connection with the proposed listing, the Company has also filed a non-offering preliminary prospectus dated June 19, 2017 (the “Prospectus”) with the Ontario Securities Commission (the “OSC”) in order to become a reporting issuer in the Province of Ontario. A preliminary receipt for the Prospectus was issued on June 20, 2017 by the OSC.

The decision to seek a dual listing in Canada on the CSE was primarily driven by the Company’s strong shareholder base in Canada and the recently announced planned acquisition of Vape Brands International Inc. (“VBI”), a Toronto-based manufacturer and distributor of E-liquid.

“We have been contemplating a Canadian listing for Gilla for some time now, and given the current strong market conditions for cannabis industry-related companies, we believe this will provide significant access to a broader range of shareholders for the Company,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “The opportunity to be listed on a recognized exchange, such as the CSE, demonstrates our commitment to provide shareholders increased liquidity and to maintain the highest level of corporate compliance.”

The CSE has not yet commented on the Company’s application nor has the CSE reviewed this press release. There can be no assurance that the CSE will approve the Company’s application for listing. Further, the OSC has not yet commented on the Company’s Prospectus.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high terpene vape oils, pure crystalline, high performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, The Mad Alchemist™, Replicant, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com